Exhibit 10.3

ADMINISTRATIVE SERVICES AGREEMENT

dated as of [●], 2022

between

Intel Corporation

and

Mobileye Global Inc.

TABLE OF CONTENTS

Page

Article I
DEFINITIONS

Section 1.01	Definitions	1
Section 1.02	Internal References	5
Section 1.03	Interpretation	5

Article II
PURCHASE AND SALE OF SERVICES

Section 2.01	Purchase and Sale of Services	6
Section 2.02	Additional Services	6

Article III
SERVICE COSTS; OTHER CHARGES

Section 3.01	Service Costs	6
Section 3.02	Payment	7
Section 3.03	Financial Responsibility for Intel Personnel	7

Article IV
STANDARD OF PERFORMANCE AND INDEMNIFICATION

Section 4.01	General Standard of Service	8
Section 4.02	Services Management	8
Section 4.03	Limitation of Liability	8
Section 4.04	Indemnification	8

Article V
TERM AND TERMINATION

Section 5.01	Term	9
Section 5.02	Termination	9
Section 5.03	Effect of Termination	9

Article VI
CONFIDENTIALITY

Section 6.01	CNDA	10

Article VII
INTELLECTUAL PROPERTY

Section 7.01	Intellectual Property	10

i

ii

ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement is dated as of [●], 2022 (the “Effective Date”), by and between Mobileye Global Inc., a Delaware corporation (“Mobileye”), and Intel Corporation, a Delaware corporation (“Intel”). Mobileye and Intel are sometimes referred to herein separately as a “Party” and together as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Article I hereof.

RECITALS

WHEREAS, Intel is the beneficial owner of all the issued and outstanding common stock of Mobileye;

WHEREAS, the Parties currently contemplate that Mobileye will make an initial public offering (the “Offering”) of its Class A common stock pursuant to a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, Intel directly or indirectly provides certain administrative, legal, financial and other services to the Mobileye Entities (as defined below);

WHEREAS, Mobileye desires Intel to continue to provide certain administrative, legal, tax, financial and other services to the Mobileye Entities, as more fully set forth in this Agreement; and

WHEREAS, each Party desires to set forth in this Agreement the principal terms and conditions pursuant to which the Intel Entities (as defined below) will provide, or continue to provide, certain services to the Mobileye Entities.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, for themselves and their respective successors and assigns, hereby covenant and agree as follows:

Article I
DEFINITIONS

Section 1.01        Definitions. (a) As used in this Agreement, the following terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Affiliate” means an entity that directly or indirectly Controls, or is directly or indirectly Controlled by, or is under common Control with, either Intel or Mobileye, but only as long as such Control exists; provided that for purposes of this Agreement:

(a)               none of the Mobileye Entities shall be considered an Affiliate of any Intel Entities;

(b)               none of the Intel Entities shall be considered an Affiliate of any Mobileye Entities;

(c)               no portfolio company of Intel Capital shall be considered an Affiliate of Intel or any of Intel’s or the Intel Entities’ Affiliates; and

(d)               none of Intel or any of Intel’s or the Intel Entities’ Affiliates shall be considered an Affiliate of such portfolio company or any of such portfolio company’s Subsidiaries.

“Agreement” means this Administrative Services Agreement, together with the schedules hereto, as the same may be amended and supplemented from time to time in accordance with the provisions hereof.

“Background Intellectual Property Rights” means all Intellectual Property Rights owned, controlled, obtained, or licensed by a Party at any time prior to or after the term of this Agreement, or arising from development of Technology created independently of this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in Santa Clara, California, are required or authorized by law to be closed.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of such Person’s property under applicable law.

“Control” means directly or indirectly owning or having voting control over at least fifty percent (50%) of the outstanding securities entitled to vote for the election of directors or similar managing authority of an entity.

“Feedback” means any ideas, suggestions or recommendations Mobileye Entities may provide to Intel Entities, however designated, marked or labeled, in connection with any Services or Intel Materials.

“Intel Employee” means an employee of an Intel Entity or Subcontractor listed on any Schedule that will be engaged in providing Services.

“Intel Entities” means Intel and its Subsidiaries (other than the Mobileye Entities), and “Intel Entity” means any one of the Intel Entities currently in place on the date hereof and any entity which becomes a Subsidiary of Intel after the date hereof.

“Intel Materials” means all Materials which are Solely Authored by personnel of an Intel Entity before or during the performance of the Services and delivered or made available to Mobileye Entities under this Agreement in connection with the provision and receipt of the Services and copies of the foregoing.

“Intel Residuals” means information in intangible form, including, without limitation, ideas, concepts, know-how, or techniques, in the unaided memories of the Persons who have had access to Intel Materials.

“Intellectual Property Rights” means all intellectual property rights, including all copyrights, copyright applications, copyright registrations, or any analogous or related right arising under statutory or common law, anywhere in the world, including any rights from laws implementing the European Database Directive 96/9/EC (“Copyrights”); all Marks; all trade secret rights or any analogous right, arising under statutory or common law, anywhere in the world (“Trade Secret Rights”), and all patent rights in classes and types of utility and design patents applied for and issued (including substitutions, continuations, continuations-in-part, divisions, reissues, re-examinations, extensions, renewals and industrial design registrations) (“Patents”), anywhere in the world.

“Inter-Company Agreements” means this Agreement and each of the agreements set forth on Schedule II hereto, as the same may be amended from time to time.

“Joint Materials” means Materials authored by personnel of both an Intel Entity and a Mobileye Entity, where the contributions of each party are intentionally combined as part of a unitary work, during the performance or receipt of the Services under this Agreement, and any copies of the foregoing.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Lidar Product Collaboration Agreement” means the Lidar Product Collaboration Agreement between the Parties expected to be entered into on the Offering Date.

“Marks” means trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions of any of the foregoing.

“Master Transaction Agreement” means the Master Transaction Agreement between the Parties expected to be entered into on the Offering Date.

“Materials” means all records, reports, documents, papers, drawings, designs, graphics, typographical arrangements, software, and all other materials in whatever form, including hard copy and electronic form.

“Mobileye Entities” means Mobileye and its Subsidiaries and any entity which becomes a Subsidiary of Mobileye after the date hereof, and “Mobileye Entity” means any one of the Mobileye Entities.

“Mobileye Materials” means all Materials which are Solely Authored by personnel of a Mobileye Entity, before or during the receipt of the Services under this Agreement and delivered or made available to Intel Entities under this Agreement in connection with the provision and receipt of the Services, and any copies of the foregoing.

“Mobileye Residuals” means information in intangible form, including, without limitation, ideas, concepts, know-how, or techniques, in the unaided memories of the Persons who have had access to Mobileye Materials.

“Offering Date” means the date on which the Offering is consummated.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (including any department or agency thereof) or other entity.

“Residuals” means the Intel Residuals and the Mobileye Residuals.

“Schedules” means any one or more of the schedules referred to in and attached to this Agreement.

“Services” means the various administrative, financial, legal, tax and other services to be provided by Intel to or on behalf of the Mobileye Entities as described on the Schedules and any Additional Services provided pursuant to this Agreement.

“Solely Authored” means when only personnel of either an Intel Entity or a Mobileye Entity authors a work and it is not intentionally combined with the work of the other party as part of a unitary work.

“Subsidiary” means, as to any Person, a corporation, limited liability company, joint venture, partnership, trust, association or other entity in which such Person: (1) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such entity, (B) the total combined equity interests, or (C) the capital or profits interest, in the case of a partnership; or (2) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Technology” means all information (including ideas, plans, know-how, data, algorithms, models, discoveries, inventions, processes, and methods); tangible embodiments (including hardware, devices, machinery, equipment, tools, apparatus, prototypes, samples, and compositions), and works of authorship (including documents, specifications, reports, presentations, software, firmware, RTL code, libraries, databases, compilations, designs, schematics, and photographs), in any format on any media.

“Technology and Services Agreement” means the Technology and Services Agreement between the Parties expected to be entered into on the Offering Date.

(b)         Additional Defined Terms. In addition to the defined terms set forth in Section 1.01(a), each of the following capitalized terms has the meaning specified in the Section set forth opposite such term below:

TERM	SECTION
AAA	Section 8.08(b)
AAA Rules	Section 8.08(b)
Actions	Section 4.04(a)
Additional Services	Section 2.02
CNDA	Section 6.01
Confidential Information	Section 6.01
Effective Date	Preamble
Force Majeure	Section 8.04(a)
Initial Term	Section 5.01
Intel	Preamble
Intel Indemnified Person	Section 4.03(a)
Mobileye	Preamble
Offering	Recitals
Parties	Preamble
Party	Preamble
Renewal Term	Section 5.01
Securities Act	Recitals
Services Manager	Section 4.02
Subcontractor	Section 8.03

Section 1.02        Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the Parties to this Agreement.

Section 1.03        Interpretation. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. For the purposes of this Agreement: (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms “Article,” “Section,” “Schedule” and paragraph are references to the Articles, Sections, Schedules and paragraphs to or of this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (iv) references to “$” shall mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not (unless the context demands otherwise) mean simply “if”; (viii) references to “written” or “in writing” include in electronic form; (ix) provisions shall apply, when appropriate, to successive events and transactions; (x) Mobileye and Intel have each participated in the negotiation and drafting of this Agreement, and, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (xi) a reference to any Person includes such Person’s successors and permitted assigns; (xii) any reference to “days” means calendar days unless Business Days are expressly specified; (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; (xiv) unless otherwise stated in this Agreement, references to any contract are to that contract as amended, modified or supplemented from time to time in accordance with the terms thereof; (xv) the word “shall” shall have the same meaning as the word “will”; (xvi) the word “any” shall mean “any and all”; and (xvii) the term “ordinary course of business” (or any phrase of similar import) shall mean “ordinary course of business, consistent with past practice.”

Article II
PURCHASE AND SALE OF SERVICES

Section 2.01        Purchase and Sale of Services.

(a)          Subject to the terms and conditions of this Agreement and in consideration of the costs for Services described below, Intel agrees to provide or cause to be provided to the Mobileye Entities, and Mobileye agrees to purchase from Intel, the Services, until such Services are terminated in accordance with the provisions hereof; provided that, for the avoidance of doubt, Intel shall have no obligation to provide any Services to the extent doing so would violate applicable law.

(b)         The Parties acknowledge and agree that (i) the Services to be provided, or caused to be provided, by Intel under this Agreement shall, at Mobileye’s request, be provided directly to Mobileye or Subsidiaries of Mobileye and (ii) Intel may satisfy its obligation to provide or to procure the Services hereunder by causing one or more Intel Entities to provide or to procure such services. With respect to the Services provided to, or procured on behalf of, any Subsidiary of Mobileye, Mobileye agrees to pay on behalf of such Subsidiary all amounts payable by or in respect of such Services pursuant to this Agreement.

Section 2.02        Additional Services. In addition to the Services to be provided or procured by Intel in accordance with Section 2.01 and set forth on the Schedules, if requested by Mobileye, and to the extent that Intel and Mobileye may mutually agree in writing, Intel shall provide additional services to Mobileye (“Additional Services”). The scope of any such services, as well as the costs and other terms and conditions applicable to such services, shall be as mutually agreed by Intel and Mobileye prior to the provision of such Additional Services, save that services for the creation, modification, or improvement of Technology shall not be performed under this Agreement (and, to the extent mutually agreed, such services shall be provided under the Technology and Services Agreement or the Lidar Product Collaboration Agreement (as applicable)).

Article III

SERVICE COSTS; OTHER CHARGES

Section 3.01        Service Costs.

(a)         Each Service (other than Additional Services) will be provided at the price set forth on the Schedules, as amended from time to time. In the event of a material change in the level of service for any Service prior to the expiration of the term set forth on a Schedule, the Parties will work together in good faith to recalculate the price for such Service and amend such Schedule, as appropriate. Subject to Section 5.03, Mobileye shall be responsible for payment for Services provided on or after July 3, 2022 (including for any such Services provided on or after such date and prior to the Effective Date).

(b)         No later than 15 days prior to the end of the Initial Term or any Renewal Term, the Parties shall commence discussions to determine the appropriate level of service for each Service to be provided pursuant to the Schedules in the subsequent Renewal Term based on a good faith review of the Services and levels of service provided in the then-current term and a good faith estimate of the Mobileye Entities’ future service requirements. The Parties shall use their reasonable best efforts to execute and deliver amended Schedules for the subsequent Renewal Term prior to the expiration of the then-current term set forth on the Schedules.

(c)         Any Additional Services provided by Intel to Mobileye shall be provided at rates mutually agreed to by the Parties in writing.

Section 3.02        Payment.

(a)         Charges for Services shall be invoiced quarterly in arrears by Intel, within three (3) Business Days of the end of a quarter. The invoice shall set forth in reasonable detail for the period covered by such invoice (i) the Services rendered, (ii) the aggregate amount charged for each type of Service provided and (iii) such additional information as Mobileye may reasonably request at least ten (10) Business Days prior to the end of a quarter. Each invoice shall be directed to the Chief Executive Officer or Chief Financial Officer of Mobileye or such other individual designated in writing from time to time by the Mobileye Chief Executive Officer or Chief Financial Officer. Each such invoice shall be payable within sixty (60) days after receipt by Mobileye; provided that if Mobileye, in good faith, disputes any invoiced charge, payment of such charge may be made only after mutual resolution of such dispute. Mobileye agrees to notify Intel promptly, and in no event later than sixty (60) days following receipt of Intel’s invoice, of any disputed charge. Unless otherwise agreed in writing between the Parties, all payments made pursuant to this Agreement shall be made in U.S. dollars.

(b)         During the term of this Agreement, Intel shall keep such books, records and accounts as are reasonably necessary to verify the calculation of the fees and related expense for Services provided hereunder. Intel shall provide documentation supporting any amounts invoiced pursuant to this Section 3.02 as Mobileye may from time to time reasonably request. Mobileye shall have the right to review such books, records and accounts at any time upon reasonable notice, and Mobileye agrees to conduct any such review in a manner so as not to unreasonably interfere with Intel’s normal business operations.

Section 3.03        Financial Responsibility for Intel Personnel. Intel will pay for all personnel and other related expenses, including salary or wages, of its employees performing the Services. No individual providing Services to a Mobileye Entity pursuant to the terms of this Agreement shall be deemed to be, or shall have any rights as, an employee of any Mobileye Entity.

Article IV
STANDARD OF PERFORMANCE AND INDEMNIFICATION

Section 4.01        General Standard of Service. Except as otherwise agreed to in writing by the Parties or as described in this Agreement, the Parties agree that the nature, quality, degree of skill and standard of care applicable to the delivery of the Services hereunder, and the skill levels of the Intel Employees providing such Services, shall be substantially consistent with those which Intel exercised or employed in providing similar services to Mobileye during the twelve (12) months prior to the Effective Date. Until the later of (i) Intel ceasing to be a “controlling person” as such term is used in the Securities Act and (ii) such date on which Intel ceases to provide services under this Agreement, the Parties will take reasonable steps to assure that the employees providing services hereunder comply with all policies and directives identified by the other as critical to legal and regulatory compliance that are applicable to such employees.

Section 4.02        Services Management. Intel and Mobileye each agree to appoint one of their respective employees who will have overall responsibility for managing and coordinating the delivery and receipt of Services, including making available the services of appropriately qualified employees and resources to enable the provision of the Services (each, a “Services Manager”). The Services Managers will consult and coordinate with each other regarding the provision of Services.

Section 4.03        Limitation of Liability.

(a)         Mobileye agrees that none of the Intel Entities and their respective directors, officers, agents, and employees (each of the Intel Entities and their respective directors, officers, agents, and employees, an “Intel Indemnified Person”) shall have any liability, whether direct or indirect, in contract or tort or otherwise, to any Mobileye Entity or any other Person under the control of such Mobileye Entity for or in connection with the Services rendered or to be rendered by any Intel Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Intel Indemnified Person’s actions or inactions in connection with any Services or such transactions, except for damages which have resulted from such Intel Indemnified Person’s breach of this Agreement, gross negligence, bad faith or willful misconduct in connection with the foregoing; provided that, for the avoidance of doubt, this Section 4.03(a) does not apply to the extent any liability cannot be excluded or limited by applicable law, rule or regulation.

(b)         Notwithstanding the provisions of this Section 4.03, none of the Intel Entities shall be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) in any way due to, resulting from or arising in connection with any of the Services or the performance of or failure to perform Intel’s obligations under this Agreement. This disclaimer applies without limitation (i) to claims arising from the provision of the Services or any failure or delay in connection therewith; (ii) to claims for lost profits; (iii) regardless of the form of action, whether in contract, tort (including negligence), strict liability, or otherwise; and (iv) regardless of whether such damages are foreseeable or whether Intel has been advised of the possibility of such damages.

(c)         None of the Intel Entities shall have any liability to any Mobileye Entity or any other Person for failure to perform Intel’s obligations under this Agreement or otherwise, where such failure to perform similarly affects the Intel Entities receiving the same or similar services and does not have a disproportionately adverse effect on the Mobileye Entities, taken as a whole.

(d)        In addition to the foregoing, Mobileye agrees that, in all circumstances, it shall use commercially reasonable efforts to mitigate and otherwise minimize damages to the Mobileye Entities, individually and collectively, whether direct or indirect, due to, resulting from or arising in connection with any failure by Intel to comply fully with Intel’s obligations under this Agreement.

Section 4.04        Indemnification.

(a)         Mobileye agrees to indemnify and hold harmless each Intel Indemnified Person from and against any damages related to, and to reimburse each Intel Indemnified Person for all reasonable expenses (including, without limitation, attorneys’ fees) as they are incurred in connection with, pursuing or defending any claim, action or proceeding, (collectively, “Actions”), arising out of or in connection with actions or inactions reasonably required to be performed, or directed by Mobileye to be performed, in connection with the Services rendered or to be rendered by any Intel Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Intel Indemnified Person’s actions or inactions in connection with any such Services or transactions; provided that, Mobileye shall not be responsible for any damages incurred by any Intel Indemnified Person that have resulted from such Intel Indemnified Person’s breach of this Agreement, gross negligence, bad faith or willful misconduct in connection with any of the advice, actions, inactions, or Services referred to in this Section 4.04(a) or to the extent any liability cannot be excluded or limited by applicable law, rule or regulation.

(b)        Intel agrees to indemnify and hold harmless each Mobileye director, officer, agent and employee from and against any damages related to, and to reimburse each such individual for all reasonable expenses (including, without limitation, attorneys’ fees) as they are incurred in connection with, pursuing or defending any Action arising out of or related to the breach of this Agreement, gross negligence, bad faith or willful misconduct of any Intel Indemnified Person in connection with the Services rendered or to be rendered pursuant to this Agreement; provided that, Intel shall not be responsible for any damages incurred by any Mobileye director, officer, agent or employee that have resulted from any Mobileye Entity’s, or any Mobileye Entity’s director’s, officer’s, agent’s or employee’s, breach of this Agreement, gross negligence, bad faith or willful misconduct in connection with the Services rendered or to be rendered pursuant to this Agreement.

Article V

TERM AND TERMINATION

Section 5.01        Term. Except as otherwise provided in this Article V or as otherwise agreed in writing by the Parties, (a) this Agreement shall begin on the Effective Date and the initial term of this Agreement shall continue until the second (2nd) anniversary of the Offering Date (the “Initial Term”), and will be renewed automatically thereafter for successive three-month terms (each, a “Renewal Term”) unless either Party elects not to renew this Agreement by notice in writing to the other Party not less than ninety (90) days prior to the end of the then-current term, and (b) Intel’s obligation to provide or to procure, and Mobileye’s obligation to purchase, a Service shall, notwithstanding the term of this Agreement and unless otherwise agreed in writing between the Parties, cease as of the earlier of (i) the applicable date set forth in the Schedules or the applicable date set forth in any arrangement between the Parties pursuant to which Additional Services are provided (or if no such date is set forth, as of the end of the Initial Term or, if applicable, the applicable Renewal Term) or (ii) such earlier date determined in accordance with Section 5.02.

Section 5.02        Termination.

(a)        The Parties may by mutual agreement from time to time terminate this Agreement with respect to one or more of the Services, in whole or in part.

(b)         Mobileye may terminate any Service at any time (i) upon at least thirty (30) days prior written notice of such termination by Mobileye to Intel, effective as of such thirtieth (30th) day, and (ii) if Intel shall have failed to perform any of its material obligations under this Agreement relating to such Service, Mobileye shall have notified Intel in writing of such failure, and such failure shall have continued for a period of at least thirty (30) days after receipt by Intel of written notice of such failure from Mobileye, effective as of such thirtieth (30th) day.

Section 5.03        Effect of Termination.

(a)         Other than as required by law, upon the effective date of the termination of any Service pursuant to Section 5.01 or 5.02, Intel shall have no further obligation to provide the terminated Service and Mobileye shall have no obligation to pay any fees relating to such terminated Service or to make any other payments hereunder with respect to such terminated Service; provided that, notwithstanding such termination, (i) Mobileye shall remain liable to Intel for fees owed and payable in respect of Services provided prior to the effective date of the termination; (ii) Intel shall continue to charge Mobileye for administrative and program costs relating to benefits paid after but incurred prior to the termination of any Service, and Mobileye shall be obligated to pay such expenses in accordance with the terms of this Agreement; provided that (A) Intel makes reasonable efforts to obtain available refunds of such costs and (B) if Intel obtains a refund of any such costs already paid by Mobileye, Intel shall return such portion of the costs to Mobileye; and (iii) the provisions of Articles IV, V, VI and VIII shall survive any such termination indefinitely. Notwithstanding the earlier expiration or termination of this Agreement, the terms of this Agreement shall continue to govern any Service until the termination of such Service in accordance with Section 5.01 or 5.02.

(b)               Following termination of this Agreement with respect to any Service, the Parties agree to cooperate with each other in providing for an orderly transition of such Service to Mobileye or to a successor service provider as designated by Mobileye.

Article VI
CONFIDENTIALITY

Section 6.01        CNDA. Confidential Information exchanged between the Parties shall be subject to the terms of the Corporate Non-Disclosure Agreement #[●] (the “CNDA”) incorporated here by reference. “Confidential Information” shall have the meaning defined in the CNDA; provided, however, that the licenses set forth in Article VII shall govern with respect to any Intel Materials or Mobileye Materials.

Article VII
INTELLECTUAL PROPERTY

Section 7.01        Intellectual Property.

(a)         Ownership.

(i)               This Agreement does not change the Parties’ ownership of their Background Intellectual Property Rights or any allocation of Intellectual Property Rights under the Technology and Services Agreement or the Lidar Product Collaboration Agreement (as applicable).

(ii)              Subject to Section 7.01(a)(i), all rights, title and interest in (a) Mobileye Materials shall be owned by Mobileye Entities or their suppliers, and (b) Intel Materials shall be owned by Intel Entities or their suppliers. The Parties must not remove any copyright, proprietary or other notices appearing on the Materials of the other Party.

(iii)            Subject to Section 7.01(a)(i), the Parties will jointly own the Copyrights and Trade Secret Rights in Joint Materials, and each Party hereby assigns to the other Party an equal, undivided ownership interest in the Copyrights and Trade Secret Rights in Joint Materials. Each Party has the right to use, modify, and reproduce, perform, display, disclose, and distribute, and to create derivative works of and otherwise exploit in any manner Joint Materials and freely exercise, transfer, assign, license, encumber, and enforce all of its Copyright and Trade Secret Rights in the Joint Materials without the consent, joinder, or participation of, or payment or accounting to, the other Party; provided that where Joint Materials include information marked by a Party as confidential, such Joint Materials may not be disclosed or distributed to any third party other than contractors or service providers under Section 8.03 without the consent of the marking Party. Each Party hereby unconditionally and irrevocably waives any right it may have under applicable law as a joint owner of the Copyright and Trade Secret Rights in the Joint Materials to require such consent, joinder, participation, payment or accounting.

(b)         Mobileye License to Intel. Mobileye, on behalf of itself and the other Mobileye Entities, hereby grants to the Intel Entities a non-exclusive, non-transferable, worldwide, sublicensable, royalty-free license, under Mobileye’s Copyrights and Trade Secret Rights in the Mobileye Materials, to use, reproduce, modify, perform and display and disclose the Mobileye Materials delivered by Mobileye to Intel (provided that the CNDA shall govern the disclosure of Confidential Information in Mobileye Materials to third parties other than contractors or service providers under Section 8.03), only for the purposes of providing and completing the Services.

(c)               Feedback. If Mobileye Entities provide Feedback to Intel Entities, the Intel Entities will be free under Mobileye’s Copyright and Trade Secret Rights in the Feedback, to use, disclose, reproduce, license, or otherwise distribute or exploit the Feedback in their sole discretion without any obligations or restrictions of any kind, including, without limitation, Intellectual Property Rights or licensing obligations.

(d)               Residuals. Intel Entities are free to use, for any purpose, the Mobileye Residuals resulting from access to, or work with, Mobileye Materials. Mobileye Entities are free to use, for any purpose, the Intel Residuals resulting from access to, or work with, Intel Materials. Residuals may be retained by Persons who have had access to Confidential Information and (i) the Intel Entities do not have any obligation to limit or restrict the assignment of these Persons, or to pay royalties for any work resulting from the use of Mobileye Residuals and (ii) the Mobileye Entities do not have any obligation to limit or restrict the assignment of these Persons, or to pay royalties for any work resulting from the use of Intel Residuals. This Section does not grant a license under either Party’s Copyrights or Patents.

(e)         Intel Licenses to Mobileye.

(i)                 General License. Subject to the terms and conditions of this Agreement, Intel, on behalf of itself and the other Intel Entities, hereby grants the Mobileye Entities a non-exclusive, non-transferable, worldwide, royalty-free, perpetual license (without the right to sublicense, but without limiting Section 8.03), under Intel Entities’ Copyrights and Trade Secret Rights in the Intel Materials delivered by Intel to Mobileye for the purposes of the Services, to use, reproduce and perform and to disclose and display (provided that the CNDA shall govern the disclosure of Intel Materials marked as Intel’s Confidential Information to third parties other than contractors or service providers under Section 8.03) all Intel Materials solely in connection with the receipt of the Services, excluding any software licensed pursuant to Section 7.01(e)(ii).

(ii)              Software License. With respect to Intel Material that is software, the following section applies: Mobileye Entities’ use of any software (including, without limitation, bug fixes, patches, or other software) provided by Intel Entities to Mobileye Entities in the course of providing the Services is licensed to the Mobileye Entities on the terms accompanying the software, unless otherwise specified in the applicable Schedule.

(f)         No Other Rights. No rights are conveyed by either Party to the other Party under this Agreement in each Party’s respective Marks. Neither party grants any implied licenses to the other under any legal theory. The only licenses granted in this Agreement are the express licenses in this Section 7.01. This Agreement and the performance of the Services hereunder will not affect the ownership of any assets or responsibility for any liabilities allocated in the Master Transaction Agreement or any of the other Inter-Company Agreements. Neither Party will gain, by virtue of this Agreement or the Services provided hereunder, by implication or otherwise, any rights of ownership of any property or Intellectual Property Rights owned by the other or their respective Subsidiaries.

Article VIII
MISCELLANEOUS

Section 8.01        Other Agreements. In the event there is any inconsistency between the provisions of this Agreement and the respective provisions of any of the other Inter-Company Agreements, the respective provisions of such other Inter-Company Agreement shall govern.

Section 8.02        No Agency. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the Parties hereto or constitute or be deemed to constitute any Party the agent or employee of the other Party for any purpose whatsoever, and neither Party shall have authority or power to bind the other Party or to contract in the name of, or create a liability against, the other Party in any way or for any purpose.

Section 8.03        Subcontractors. Intel may hire or engage one or more third-party subcontractors (each, a “Subcontractor”) to perform all or any of its obligations under this Agreement; provided that, subject to Section 4.03, Intel shall pay for all fees due each such Subcontractor and shall in all cases remain primarily responsible for all obligations undertaken by each such Subcontractor on Intel’s behalf pursuant to the terms of this Agreement with respect to the scope, quality, degree of skill and nature of the Services provided to Mobileye; and provided, further, that without the prior written consent of Mobileye, Intel may only hire or engage Subcontractors to perform the Services set forth on the Schedules to the extent that any such Subcontractor is a natural person performing similar services for Intel. Intel shall cause any Subcontractor performing Services under this Agreement to execute a nondisclosure agreement in content at least as protective as the CNDA. Without limiting the foregoing, each Party may hire or engage contractors or service providers in the exercise of the rights licensed pursuant to Article VII; provided that any such contractor or service provider is bound by confidentiality undertakings consistent with and no less protective of Confidential Information than the confidentiality undertakings under this Agreement (including, as applicable, the CNDA); provided, further, that each Party is liable for the acts and omissions of its respective contractors or service providers as if such acts or omissions were the acts or omissions of such Party.

Section 8.04        Force Majeure.

(a)         For purposes of this Section 8.04, “Force Majeure” means an event beyond the control of either Party, which by its nature could not have been foreseen by such Party, or, if it could have been foreseen, was unavoidable, and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and failure of energy sources.

(b)         Continued performance of a Service may be suspended immediately to the extent caused by Force Majeure. The Party claiming suspension of a Service due to Force Majeure will give prompt notice to the other of the occurrence of the event giving rise to the suspension and of its nature and anticipated duration. The Parties shall cooperate with each other to find alternative means and methods for the provision of the suspended Service.

(c)         Without limiting the generality of Section 4.03, neither Party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure.

Section 8.05        Entire Agreement. This Agreement (including the Schedules constituting a part of this Agreement) and any other writing signed by the Parties that specifically references or is specifically related to this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior or contemporaneous agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof.

Section 8.06        Information. Subject to applicable law and privileges, each Party hereto covenants with and agrees to provide to the other Party all information regarding itself and transactions under this Agreement that the other Party reasonably believes is required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

Section 8.07        Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), upon receipt of proof of delivery on a Business Day before 5:00 p.m. in the time zone of the receiving party, otherwise upon the following Business Day after receipt of proof of delivery, or (c) at the time sent (if sent before 5:00 p.m., addressee’s local time and on the next Business Day if sent after 5:00 p.m., addressee’s local time), if sent by email of a .pdf, .tif, .gif, .jpg or similar attachment. All notices and other communications must also be sent by email, with the subject line “Mobileye Administrative Services Agreement Notice.” All notices and other communications hereunder shall be delivered to the addresses set forth below:

(a)         If to Intel, to:

Intel Corporation

2200 Mission College Boulevard

Santa Clara, California 95054

Attention:	General Counsel
Email:	****

(b)         If to Mobileye, to:

Mobileye Global Inc.

c/o Mobileye B.V.

Har Hotzvim, 13 Hartom Street

P.O. Box 45157 Jerusalem 9777513, Israel

Attention:	General Counsel
Email:	****

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.08        Dispute Resolution.

(a)         Pre-Arbitration Resolution. Except as provided in Section 8.08(c)(ii), any dispute arising out of or relating to this Agreement will be resolved as follows: a Party will send notice of the dispute, including a detailed description of the dispute and relevant supporting documents. Senior management for each Party will then try to resolve the dispute. From and after the Offering Date, if the Parties do not resolve the dispute within 30 calendar days after the dispute notice, either Party may send notice of a demand for mediation and the Parties will then try to resolve the dispute with a mediator.

(b)         Arbitration. From and after the Offering Date, if the Parties do not resolve a dispute within 60 calendar days after the mediation demand relating to such dispute, either Party may send notice of the specific issues to be arbitrated and initiate arbitration by filing a Demand for Arbitration with the American Arbitration Association (“AAA”). Except as provided in Section 8.08(c)(ii), a Party may not seek relief in court. The Commercial Arbitration Rules of the AAA in effect on the date a Party files a Demand for Arbitration (the “AAA Rules”) will apply, except as follows:

(i)                 Seat and Law. Wilmington, Delaware, will be the seat of arbitration and the location of the proceedings, which will be conducted in English. Wilmington, Delaware, and United States law will be the law of the arbitration agreement (i.e., Section 8.08 (Dispute Resolution)).

(ii)              Limitations on Relief. Notwithstanding R-47 (Scope of Award), the arbitrator may not award (A) any remedy that prohibits a party or its customers from manufacturing, using, selling, or importing that party’s products, (B) any non-monetary relief for misappropriation of trade secrets or breach of confidentiality obligations, or (C) any remedy that requires a party to license any intellectual property rights. Neither the arbitrator nor an emergency arbitrator (as described in R-38 of the AAA Rules) may order conservatory, interim, or emergency measures. R-37 (Interim Measures) and R-38 (Emergency Measures of Protection) will not apply.

(iii)            Service. R-43 (Service of Notice and Communications) will not apply with regard to service of a Demand for Arbitration, which must be served in the same manner as is required to serve a summons and complaint under the Federal Rules of Civil Procedure.

(c)         Claims Not Subject to Arbitration. The following disputes will not be subject to arbitration under Section 8.08(b):

(i)                 From and after the Offering Date, the state and federal courts sitting in Wilmington, Delaware, will have exclusive jurisdiction over claims seeking to: (A) prohibit a party or its customers from manufacturing, using, selling, or importing that party’s products; and (B) require a party to license any intellectual property rights. The parties consent to personal jurisdiction and venue in those courts.

(ii)              From and after the Offering Date, the claims for misappropriation of trade secrets and breach of confidentiality obligations seeking injunctive or other non-monetary relief will not be subject to arbitration or escalation (as set forth in Sections 8.08(a) and 8.08(b)) and may be brought in any court that has jurisdiction over the Parties.

(d)         Suspension. During the pendency of the dispute resolution processes described in Sections 8.08(a) through (c) (as applicable), Intel will be entitled to suspend performance under this Agreement if and only if Mobileye fails to make timely payment of all amounts due for Services delivered hereunder; provided that Intel will not be permitted to suspend its performance if such failure is cured within thirty (30) days after Mobileye is notified of such failure to pay and a failure to pay (even if cured) does not occur more than three (3) times during any one (1)-year period of the term of this Agreement.

Section 8.09        Governing Law. Delaware and United States law governs this Agreement and any dispute arising out of or relating to it without regard to conflict of laws principles. The Parties exclude the application of the United Nations Convention on Contracts for the International Sale of Goods (1980).

Section 8.10        Severability. If any terms or other provisions of this Agreement or the Schedules hereto shall be determined by a court, administrative agency or arbitrator to be invalid, illegal or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable law.

Section 8.11        No Third-Party Beneficiary. Except as expressly set forth herein with respect to Affiliates of the Parties or with respect to Section 4.04, none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Person and no such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any Liability (or otherwise) against either Party hereto.

Section 8.12        Amendment. This Agreement may only be amended by a written agreement executed by both Parties hereto.

Section 8.13        Counterparts. This Agreement may be executed in one or more counterparts, and by any of the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by .pdf, .tif, .gif or similar attachment to electronic mail shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 8.14        Authority. Each of the Parties represents to the other Party that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives.

INTEL CORPORATION

By:
Name:
Title:

Mobileye GLOBAL Inc.

By:
Name:
Title:

[Signature Page to Administrative Services Agreement]